EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Announces Signing of a Definitive Agreement to Acquire Prince George's Federal Savings Bank Which is to be Merged Into Its Subsidiary, Sonabank

MCLEAN, Va., Jan. 8, 2014 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) ("Southern National"), the holding company of Sonabank, and Prince George's Federal Savings Bank ("Prince George's FSB") jointly announced today the signing of a definitive merger agreement, under which Southern National has agreed to acquire Prince George's FSB in a cash and stock transaction with a total current value of approximately $11.5 million or $12.75 per share, subject to the terms of the definitive merger agreement.

Upon completion of the transaction, the combined company will have approximately $805 million in total assets, $700 million in total deposits, and $600 million in total loans. The transaction will add four new banking locations for Sonabank within the Washington, D.C. metropolitan statistical area, two in Prince George's County, Maryland and two in Calvert County, Maryland.  This will give Sonabank a total of 24 locations, 20 of which, with over $500 million in deposits, will be in the Washington, D.C. metropolitan statistical area.  The merger agreement has been approved by the Board of Directors of each company.  Closing of the transaction, which is expected to occur late in the second quarter of 2014, is subject to customary conditions, including regulatory approval and approval by the shareholders of Prince George's FSB.

Per the merger agreement, 50% of the consideration will be paid in cash and 50% will be in newly-issued shares of Southern National common stock, based on an election by the shareholders of Prince George's FSB and subject to proration.  The exchange ratio for the stock component of the transaction will be determined by dividing $12.75 by Southern National's weighted average stock price during a twenty trading day period ending five business days before the closing of the transaction.

Prince George's FSB was founded in 1931 and is headquartered in Upper Marlboro, which is the County Seat of Prince George's County, Maryland. Prince George's FSB has four offices, all of which are in Maryland, including a main office in Upper Marlboro and three branch offices in Dunkirk, Brandywine and Huntingtown. Prince George's FSB has an excellent core deposit base reflecting its tenure in the communities it serves, and its lending activities have historically been focused on residential mortgages.

Georgia Derrico, Chairman and CEO of Southern National, commented: "We are extremely pleased that Bob Clagett, the grandson of the founder of the Prince George's FSB and current Chairman of the Board, has agreed to serve on the Board of Southern National after the merger."

Hal Rich, the current President of Prince George's FSB, has agreed to remain with Sonabank in an executive capacity following the merger. Hal Rich commented: "We see this as an opportunity to broaden the services which we offer the clients in our communities. After the merger we will have a much larger legal lending limit, and will be able to offer cash management services beyond those we currently offer. In addition, Sonabank is a leading SBA lender which we believe will be a major benefit to the communities we serve."

Southern National was advised in the transaction by FIG Partners LLC as financial advisor, and Alston & Bird LLP, as legal counsel.   Prince George's FSB was advised by Sandler O'Neill + Partners, L.P. as financial advisor, and Ober|Kaler as legal counsel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the management of Southern National and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q) filed by Southern National. These factors should be considered, and undue reliance should not be placed on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com

         Hal C. Rich III, President
         Phone: 301-627-3504
         Prince George's Federal Savings Bank
         OTCQB Symbol PCGO
         Website: www.pgfsb.com